Exhibit 10.58

SILICON VALLEY BANCSHARES

SENIOR MANAGEMENT
INCENTIVE COMPENSATION PLAN

1.                                      PURPOSE.

The purpose of the Silicon Valley Bancshares Senior Management Incentive Compensation Plan is: (i) to motivate, attract, reward and retain highly qualified executives who are important to the Company’s success, and (ii) to provide competitive compensation incentives relating directly to the financial performance and long-term growth of the Company.

2.                                      DEFINITIONS.

(a)                                  “Affiliates” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) of the Code, respectively.

(b)                                 “Award” means the cash dollar amount of incentive compensation payable to a Member under the Plan for a Fiscal Year.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan.

(f)                                    “Company” means Silicon Valley Bancshares, a Delaware corporation, and its successors.

(g)                                 “Fiscal Year” means the Company’s fiscal year ending December 31, 2004, and each subsequent fiscal year thereafter.

(h)                                 “Guiding Principles” means the fundamental principles, as may be set by the Company from time to time, to which employees of the Company strive to adhere in the performance of their job duties.

(i)                                     “Member” means a member of the Steering Committee, who is an officer of the Company subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended.

(j)                                     “Plan” means the Silicon Valley Bancshares Incentive Compensation Plan, as amended from time to time.

(k)                                  “Plan Pool” means the reserved pool of cash available for granting Awards for the Fiscal Year under the Plan.

(l)                                     “Steering Committee” means the Steering Committee of the Company.

3.                                      ADMINISTRATION

The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan.  All determinations and decisions of the Committee shall be final, conclusive and binding upon all persons.

4.                                      ELIGIBILITY

Each Member shall be eligible to receive Awards for any Fiscal Year under the Plan, so long as he or she has been employed at the Company or an Affiliate for at least three months.

5.                                  PLAN POOL; CORPORATE AND INDIVIDUAL TARGET

(a)                                  Plan Pool.  All Awards under this Plan shall be made from the Plan Pool, unless otherwise determined by the Committee.  The size of the Plan Pool for each Fiscal Year shall be determined by the Committee, based upon the corporate targets and the individual payout targets for such Fiscal Year as determined pursuant to Section 5(b) below.  The Committee may, at its discretion, also establish a minimum and/or maximum pool size.  For accounting purposes, the Plan Pool shall be accrued on an annual basis or on such other basis as the Committee deems appropriate.

(b)                                 Corporate Targets; Individual Payout Targets.  Within the first four months of the Fiscal Year, the Committee shall determine the corporate targets on which Awards shall be calculated.  The corporate targets shall be based on one or more indicators of the Company’s financial performance, such as net income, earnings per share, return on equity, earnings, gross profit and stock price.  Additionally, within the first four months of the Fiscal Year, the Committee shall determine the individual payout targets for each Member, based on the extent of achievement of the established corporate targets (including minimum and maximum payout targets for underachievement or overachievement).  Such individual payout targets shall be based on the Member’s annual base salary.

(c)                                  Change in Business.  If, at any time during the Fiscal Year, the Committee deems a change in the Company’s business, operations, corporate or capital structure, the manner in which it conducts business or any other change to be extraordinary and material and determines that, as a result of such change, the Plan Pool or any corporate target is no longer appropriate for such Fiscal Year, it may modify such Plan Pool or corporate target, as it deems appropriate and equitable in its discretion.

6.                                  PAYMENT OF AWARDS

(a)                                  Determination of Actual Awards.  Subject to the terms and conditions herein, actual Awards to each Member under the Plan for each Fiscal Year shall be based on: (i) the extent of achievement of the applicable corporate targets as determined pursuant to Section 5(b) above, and (ii) the Member’s individual payout targets.  All Awards are subject to adjustment, based on the Committee’s assessment of the Member’s contributions and performance during the applicable Fiscal Year (including the adherence of such Member to the Company’s Guiding Principles).

As soon as practicable after the Fiscal Year (but before March 1 of such year), the Committee shall confirm the extent to which the applicable corporate targets were achieved, along with the amounts of the actual Awards to be paid to each Member.

(b)                                 Payment of Awards.  Subject to Section 6(d) below, Awards under the Plan shall be paid in cash to Members on or before March 1 following the end of the applicable Fiscal Year.  If a Member under the Plan serves as a member of the Steering Committee for only a portion of the applicable Fiscal Year, such Member may be entitled to receive a prorated Award, as determined by the Committee in its sole discretion.

(c)                                  Discretionary Awards.   Notwithstanding the foregoing, for any Fiscal Year, the Committee may make such other or additional Awards to any Member under the Plan as it deems appropriate, so long as the aggregate Awards made under the Plan do not exceed the maximum Plan Pool (if a maximum has been established by the Committee).

(d)                               Termination of Employment.  A Member shall have no right to any Award under the Plan for any Fiscal Year if such Member is not actively employed by the Company or its Affiliates on the date on which Awards are actually paid for such Fiscal Year, unless otherwise determined by the Committee. A transfer of employment between the Company and any of its Affiliates shall not be deemed a termination of employment.

6.                                      WITHHOLDING.

The Company or any Affiliate shall withhold from the payment of any Award hereunder any amount required to be withheld for taxes.

7.                                      NO RIGHTS TO EMPLOYMENT.

Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Member’s employment at any time, nor confer upon any Member any right to continue in the employ of the Company or any Affiliate.

8.                                      NO ASSIGNMENT; CERTAIN RIGHTS OF MEMBERS.

Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Member and shall not be subject in any manner in to any claims of any creditor of any Member or beneficiary, and any attempt to take any such action shall be null and void.  During the lifetime of any Member, payment of an Award shall only be made to such Member.  Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Member to designate a beneficiary to whom any amounts would be payable in the event of any Member’s death.

To the extent a Member or other person acquires a right to receive payment with respect to an Award hereunder, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate.  All amounts payable under the Plan shall be paid from the general assets of the Company and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.

9.                                      SUSPENSION, REVISION, AMENDMENT OR TERMINATION OF THE PLAN.

The Committee may, from time to time, suspend, revise, amend or terminate the Plan.

10.                               GOVERNING LAW.

The Plan shall be governed by the laws of California.

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